QuickLinks -- Click here to rapidly navigate through this document

Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

(as of March 31, 2008)

GT Solar International, Inc. (the Registrant; Delaware corporation)

Domestic subsidiaries:

  GT Solar Incorporated (Delaware corporation)

  GT Equipment Holdings, Inc. (New Hampshire corporation)

Foreign Subsidiaries

  GT Solar Mauritius, Ltd. (Republic of Mauritius corporation)

  GT Solar (Shanghai) Co., Ltd. (People's Republic of China wholly foreign-owned enterprise)

QuickLinks

SUBSIDIARIES OF THE REGISTRANT (as of March 31, 2008)